Exhibit 99.1

Iteris Reports Record Second Quarter Revenue of $25.2 Million

Severe Weather Disrupted Operations in Strategic Markets

SANTA ANA, Calif. – November 7, 2017 – Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal second quarter ended September 30, 2017.

Fiscal Second Quarter 2018 Financial Highlights

•                 Record total revenue of $25.2 million, up 5% year over year

•                 Transportation Systems revenue of $13.1 million, up 6% year over year

•                 Roadway Sensors revenue of $11.3 million, up 3% year over year

•                 Agriculture and Weather Analytics revenue of $0.9 million, up 7% year over year

Fiscal First Half 2018 Financial Highlights

•                 Record total revenue of $52.4 million, up 9% year over year

•                 Transportation Systems revenue of $27.8 million, up 13% year over year

•                 Roadway Sensors revenue of $22.5 million, up 5% year over year

•                 Agriculture and Weather Analytics revenue of $2.1 million, up 18% year over year

Management commentary:

“We are encouraged to report continued growth across all of our business segments despite the unprecedented destruction that Hurricanes Harvey and Irma inflicted on two of our most strategic markets – Texas and Florida,” said Joe Bergera, president and CEO. “During the quarter, we not only experienced a variety of project delays but we also redeployed field personnel to assist with emergency relief. The region’s recovery now seems well underway and we expect our business to normalize over the second half of our fiscal year.”

“We are excited about our business outlook. Notwithstanding recent events, the fundamentals for both the smart transportation and digital agriculture markets remain positive. We will continue to improve execution across our traditional lines of business, while we also introduce business model innovations to enhance the long-term financial characteristics of our enterprise.”

Fiscal Second Quarter 2018 Financial Results

Total revenues in the second quarter of fiscal 2018 increased 5% to a record $25.2 million, compared with $24.1 million in the same quarter a year ago. This growth was driven by a 6% increase in Transportation Systems, a 3% increase in Roadway Sensors, and to a lesser extent, a 7% increase in Agriculture and Weather Analytics revenues.

Operating expenses in the second quarter were $11.1 million, compared with $9.6 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses as a result of planned headcount increases in general and administrative positions, as well as increases in the Transportation Systems and Roadway Sensors salesforce headcount, all of which resulted in higher salary and personnel-related costs.

Operating loss in the second quarter was $1.1 million, compared with an operating loss of approximately $185,000 in the same quarter a year ago. Net loss in the second quarter was approximately $984,000 or ($0.03) per share, compared with a net loss of approximately $40,000 or ($0.00) per share in the year-ago quarter.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal second quarter 2018 results.

Date: Tuesday, November 7, 2017

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-866-564-2842

International dial-in number: 1-323-794-2094

Conference ID: 2210377

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 21, 2017. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated potential revenue growth for the upcoming quarters, the impact of natural disasters to our business, and our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the potential impact of natural disasters in our strategic markets; federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Group, Inc.
Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	March 31,
	2017	2017

ASSETS:
Cash	$14,922	$18,201
Trade accounts receivable, net	15,076	14,299
Unbilled accounts receivable	6,812	6,456
Inventories	2,783	2,250
Prepaid expenses and other current assets	2,499	2,108
Total current assets	42,092	43,314

Property and equipment, net	2,474	2,064
Goodwill	15,150	15,150
Intangible and other assets, net	2,679	1,817
Total assets	$62,395	$62,345

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Accounts payable and other current liabilities	$15,970	$16,530
Deferred revenue	4,662	4,049
Total current liabilities	20,632	20,579
Long-term liabilities	1,581	1,542
Total liabilities	22,213	22,121
Stockholders’ equity	40,182	40,224
Total liabilities and stockholders’ equity	$62,395	$62,345

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Product revenues	$11,702	$11,086	$23,625	$22,093

Service revenues	13,546	12,974	28,806	25,893

Total revenues	25,248	24,060	52,431	47,986

Cost of product revenues	6,278	6,196	13,141	12,150

Cost of service revenues	9,002	8,409	19,417	16,972

Total cost of revenues	15,280	14,605	32,558	29,122

Gross profit	9,968	9,455	19,873	18,864

Operating expenses:

Selling, general and administrative	9,153	7,858	17,850	15,663

Research and development	1,881	1,698	3,608	3,308

Amortization of intangible assets	33	84	66	169

Total operating expenses	11,067	9,640	21,524	19,140

Operating loss	(1,099)	(185)	(1,651)	(276)

Non-operating income (expense):

Other income (expense), net	2	(2)	(5)	(6)

Interest income, net	3	4	5	5

Loss from continuing operations before income taxes	(1,094)	(183)	(1,651)	(277)

Benefit for income taxes	33	8	34	7

Loss from continuing operations	(1,061)	(175)	(1,617)	(270)

Gain on sale of discontinued operation, net of tax	77	135	163	191

Net loss	$(984)	$(40)	$(1,454)	$(79)

Loss per share from continuing operations – basic and diluted	$(0.03)	$(0.01)	$(0.05)	$(0.01)

Gain per share from sale of discontinued operation – basic and diluted	$0.00	$0.01	$0.01	$0.01

Net loss per share - basic and diluted	$(0.03)	$(0.00)	$(0.04)	$(0.00)

Shares used in basic and diluted per share calculations	32,628	32,117	32,567	32,085

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended September 30, 2017
Product revenues	$11,150	$552	$-	$11,702
Service revenues	111	12,542	893	13,546
Total revenues	$11,261	$13,094	$893	$25,248

Segment operating income (loss)	$2,790	$1,933	$(2,236)	$2,487
Corporate and other income (expense), net				(3,548)
Amortization of intangible assets				(33)
Operating loss				$(1,094)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended September 30, 2016
Product revenues	$10,833	$253	$-	$11,086
Service revenues	62	12,074	838	12,974
Total revenues	$10,895	$12,327	$838	$24,060

Segment operating income (loss)	$2,647	$2,549	$(2,077)	$3,119
Corporate and other income (expense), net				(3,218)
Amortization of intangible assets				(84)
Operating loss				$(183)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Six Months Ended September 30, 2017
Product revenues	$22,430	$1,195	$-	$23,625
Service revenues	111	26,626	2,069	28,806
Total revenues	$22,541	$27,821	$2,069	$52,431

Segment operating income (loss)	$5,337	$4,265	$(4,068)	$5,534
Corporate and other income (expense), net				(7,119)
Amortization of intangible assets				(66)
Operating loss				$(1,651)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Six Months Ended September 30, 2016
Product revenues	$21,437	$656	$-	$22,093
Service revenues	62	24,070	1,761	25,893
Total revenues	$21,499	$24,726	$1,761	$47,986

Segment operating income (loss)	$4,956	$4,894	$(3,690)	$6,160
Corporate and other income (expense), net				(6,268)
Amortization of intangible assets				(169)
Operating loss				$(277)